EXHIBIT 10.6

AFLAC INCORPORATED 1997 STOCK OPTION PLAN
OFFICER STOCK OPTION AGREEMENT
(INCENTIVE STOCK OPTION)
Non-Transferable

AFLAC INCORPORATED
Columbus, Georgia 31999
(hereinafter called "the Company")

<Name>

The Company's Board of Directors hereby grants to <Name> (hereinafter called the "Grantee") the option to purchase <isogranted> shares of common stock of the Company at the price of <isoprice> per share, under the terms and conditions of this Stock Option Agreement and subject to the terms of the AFLAC Incorporated 1997 Stock Option Plan (the "Plan") adopted by the Company's Board of Directors on February 11, 1997, adopted by the shareholders on May 5, 1997. Terms not defined herein shall have the meanings ascribed to them in the Plan.
1.

Grant of the Option. This Option is granted effective as of <isodate> (the "Date of Option Grant"). The Number of Option Shares and the exercise price per share of the Option are subject to adjustment from time to time as provided in Section XIX of the Plan.

2.	Status of the Option. This Option is intended to qualify as an "Incentive Stock Option" ("ISO") (within the meaning of Section 422 of the US Internal Revenue Code of 1986, as amended) (the "Code").

3.

Term of the Option. This Option shall terminate and may no longer be exercised on the first to occur of (a) the date ten (10) years after the Date of Option Grant (the "Option Term Date"), (b) the last date for exercising the Option following termination of the Grantee's employment with the Company as described in Paragraph 5 (b) below, or (c) upon a corporate reorganization as described in Section XXIII of the Plan.

4.

Non-assignability. Options shall not be transferable by the Grantee except by transfers pursuant to domestic relations orders, by will or the laws of descent and distribution, and during the Grantee's lifetime shall be exercisable only by the Grantee. In the case of transfers pursuant to domestic relations orders, due to the non-employment by the Company of such spouse, both ISO and Non-Qualifying ("NQ") Options covered by such orders will not be surrendered to the Company, but will be amended by such orders and that the spouse's portion of such Options, which are covered by such Orders, will be treated as NQ Options, but will not be available for the withholding of shares for the payment of federal and state taxes as pursuant to Article XV of the Plan. Options transferred by will or by the laws of descent and distribution may be exercised after the Grantee's death only by his or her executor(s) or administrator(s), or by the person who acquired the right to exercise such Options by bequest or inheritance or by reason of the death of the Grantee.

5.	Exercisability and Duration of the Option.

(a)

Right to Exercise. Unless otherwise determined by the Committee and set forth upon the attached Notice of Grant of Stock Options and Stock Option Agreement, this Option shall be exercisable immediately on the Date of Option Grant.

	(b)	Duration of the Option. This Option will automatically and without notice terminate and become null and void on the earliest to occur of the following:

		1.	Ten years from the Option Term Date or;

		2.	A.	Upon the termination of a Grantee's employment for cause, any unexercised Options subject to this Option Agreement will immediately expire upon notice of such termination.

B.

Upon the voluntary termination of a Grantee's employment with the Company (or any subsidiary of the Company), for any reason other than death, disability or retirement, Options subject to this Option Agreement not then exercisable (unvested) shall expire immediately on the date of such termination, and Options to the extent then exercisable (vested) may be exercised until the expiration of the three-month period following the date of termination, at which time any unexercised Options subject to this Option Agreement will expire, unless the Grantee has accumulated 15 years of credited service with the Company. When the Grantee has 15 years of credited service, vested options will remain exercisable until the end of their original ten-year term.

C.

Upon the termination of a Grantee's employment by the Company (or any subsidiary of the Company), for reason of death, or becoming disabled (within the meaning of Section 422 (c)(6) of the Code), Options subject to this Option Agreement not then exercisable (unvested) shall vest immediately on the date of such termination, and in the case of a termination caused by such disability, the options will retain their ISO status and be exercisable until the expiration of the twelve-month period after the date of the termination, but not later than their original ten-year term. In the case of a termination caused by death, the options will remain exercisable as ISOs until the expiration of their original ten-year term.

D.

In cases of voluntary termination where the Grantee retires from the Company at their normal retirement age and with at least 5 years credited service as provided in the Company's Pension Plan, qualifies for full retirement benefits under the Company's Rule of Eighty (Rule of 80) as defined in the Company's Pension Plan, or where the Grantee becomes a sales associate of the Company (thereby becoming a sub-contractor of the Company), ISOs not then exercisable (unvested) shall vest immediately and will retain their ISO status until the expiration of the three-month period after the date of termination.

E.

Vested options not exercised prior to the dates specified in Paragraphs 5 (b) 2 B, C and D, remain exercisable until the end of their original ten-year term, but (with the exception of a termination caused by death) will not qualify for the favorable tax treatment provided for ISOs within the meaning of Section 422 of the Code after the end of the three-month period after the date of termination. They shall be, however, eligible for the withholding of shares deliverable upon exercise in settlement of FICA and Medicare taxes and federal, state and local income taxes attributable to the exercise of the options as provided to grants of NQ options by Section XV (d) of the Plan.

(c)

Method of Exercise. To exercise the Option as to all or any part of the shares covered thereby, the Grantee (or after his or her death, the person authorized to exercise the Option, as provided in paragraph 4 above, "Non-assignability", if unable to do so in person), shall deliver written notice of such exercise to the Company official designated by the Committee (or, in absence of such designation, the Secretary of the Company). The notice shall identify the Option being exercised and specify the number of shares being purchased. The date of receipt of such notice shall be deemed the date of exercise. The notice of exercise shall be accompanied by full payment of the amount of the aggregate purchase price of the shares being purchased under the Option being exercised in a form permitted under the terms of the Plan.

(d)

Payment. Payment in full of the purchase price for the shares purchased pursuant to the exercise of this Option shall be made, in accordance with Article XVI of the Plan, upon exercise of the Option. All shares sold under the 1997 Plan shall be fully paid and non-assessable by one of the following methods.

1.

Payment shall be made in cash (which may be borrowed in accordance with Paragraph 2 below) or by tender of previously held Capital Stock, under procedures established by the Committee pursuant to Article XVI (B) 3 of the Plan. In such a case, the current fair market value of the shares tendered as of the date of the Company's receipt of notice of exercise, given pursuant to paragraph 5 (C) herein, "Method of Exercise", shall be treated as payment of the corresponding amount of the purchase price of the shares being acquired under the Option.

2.

The Grantee may, upon exercise of this Option, borrow all or an established part of the purchase price from the Company at an interest rate such that there is neither a necessity to avoid "imputed interest" under Section 483 of the Code, nor "foregone interest" under Section 7872 of the Code. The full amount borrowed according to the terms and conditions established by the Secretary of the Company in the "Employee Stock Option Note"; and related legal documents and furthermore shall be subject to such requirements and procedures as the Committee shall from time to time determine, consistent with applicable law or regulations. All loans associated with said stock shall be paid in full (interest plus principal) upon termination of employment (other than death, total disability and/or retirement, and at the discretion of Secretary of the Company in the case of a transfer between the employment of the Company or its subsidiary and association with the Company or its subsidiary as a licensed sales associate) with the Company, its subsidiaries or affiliate organizations or upon the sale of any said stock.

3.

The Secretary of the Company shall have full authority to direct the proper officers of the Company to issue or transfer shares of Capital Stock pursuant to the exercise of an Option granted under this Option Agreement. As soon as practicable after its receipt of such notice and payment, the Company shall cause the shares so purchased to be issued to the Grantee or to the person authorized to exercise the Option after his or her death, as the case may be, and shall promptly thereafter cause one or more certificates for such shares to be delivered to such Grantee or other person. The holding periods referred to in section 6 herein; "Conditions on Grantee's Sale of Shares" shall be measured from the date of issuance.

		4.	If any Grantee disposes of shares of Capital Stock acquired on the exercise of an Incentive Stock Option by sale or exchange either:

			A.	within two years after the date of the grant of the Option under which such shares were acquired, or;

			B.	within one year after the transfer of the shares so acquired;

such Option will no longer qualify for the favorable income tax treatment provided to an "Incentive Stock Option" (ISO) (within the meaning of Section 422 of the Code). In such event, the withholding of shares from the option to settle income taxes as provided for NQ's in Section XV (D) of the Plan, nonetheless, shall not apply with respect to payment of any tax due as a result of exercise and disqualification of these ISO stock options, and the Grantee shall promptly notify the Company the following information:

			A.	the date of such disposition;

			B.	the amount realized from such disposition, stating the fees and commissions relating to such disposition separately; and

			C.	the Grantee's adjusted basis in such shares.

6.	Conditions on Grantee's Sale of Shares.

(a)

Unless the Company has filed an effective Registration Statement, pursuant to the Securities Act of 1933, covering the shares offered under this Option, the Grantee, upon purchasing shares shall be required to represent to the Company at that time that he or she is acquiring such shares for investment purposes and not with a view to their sale or distribution, and each certificate for such shares shall have printed or stamped thereon appropriate language, as determined by the Secretary of the Company.

(b)

The Secretary of the Company may, at his discretion, require the Grantee, on any exercise of an Option granted thereunder or any portion thereof and as a condition to the Company's obligation to accept the notice of exercise and to deliver certificates representing the shares subject to exercise, to take such action as is, in his sole judgment, necessary or prudent to insure that issuance of the shares of Capital Stock pursuant to exercise of the Option will be in compliance with applicable law.

7.

No Contract of Employment. Nothing in this Stock Option Agreement, nor any action taken by the Secretary of the Company related to his responsibilities associated with this Stock Option Agreement shall create any right on the part of the Grantee or any other person to enter into or continue in the employ of (or as a director) of the Company or a Subsidiary Company, or affect the right of the Company to terminate the Grantee's employment at any time, subject to the provisions of law or any agreement for consulting services or contract of employment between the Company or any Subsidiary Company and the Grantee.

8.

No Rights as Shareholder. The Grantee shall not have any voting or dividend rights or any other rights of a shareholder in respect of any shares of Capital Stock covered by this Option prior to the time that the Grantee's name is recorded on the Company's shareholder ledger as the holder of record of such shares acquired pursuant to an exercise of the Option.

9.

Termination or Amendment. The Board may terminate or amend the Plan and/or the Option at any time; provided, however, that no such termination or amendment may adversely affect the Option or any unexercised portion hereof without the consent of the Grantee unless such amendment is required to enable the Option to continue qualification as an incentive stock option.

10.	Applicable Law. This Option Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, except to the extent that federal law is controlling.

11.

Subject to Plan. Except as may be specifically set forth herein or upon the Notice of Grant of Stock Options and Option Agreement, the rights of the Grantee are subject to all of the terms and conditions of the Plan, the provisions of which are herein incorporated by reference herein.

AFLAC INCORPORATED
By:	DANIEL P. AMOS
Title:	CHAIRMAN and CHIEF EXECUTIVE OFFICER

Acknowledgment:

The Grantee acknowledges by his or her signature on the attached Notice of Grant of Stock Options and Stock Option Agreement that the Grantee has reviewed the 1997 Stock Option Plan (a copy of the 1997 Plan Prospectus is provided on the Company's intranet under the benefits section of the Human Resources Department) and agrees that the terms and conditions of the plan, as well as the terms stated herein and upon the attached notice, are part of this Stock Option Agreement.